UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                 Somatogen, Inc.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                               CUSIP No. 834449100
                                 (CUSIP Number)

                                Thomas F. Steyer
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   May 4, 1998
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         California
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Tinicum Partners, L.P.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         WC, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         New York
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Farallon Partners, L.L.C.
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         Delaware
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Enrique H. Boilini
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         Argentina
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         David I. Cohen
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         South Africa
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Joseph F. Downes
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Fleur E. Fairman
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Jason M. Fish
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Andrew B. Fremder
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         William F. Mellin
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Stephen L. Millham
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Meridee A. Moore
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 34 Pages

                                  SCHEDULE 13D
===============================
CUSIP No. 834449100
===============================

---------======================================================================
   1     Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Thomas F. Steyer
---------======================================================================
   2     Check the Appropriate Box if a Member of a Group*        (a) [   ]

                                                                  (b) [ X ]
---------======================================================================
   3     SEC Use Only

---------======================================================================
   4     Source of Funds*

         AF, OO
---------======================================================================
   5     Check Box if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                  [   ]

---------======================================================================
   6     Citizenship or Place of Organization

         United States
----------------------=========================================================
                  7   Sole Voting Power

                      -0-
                ------=========================================================
   Number of      8   Shared Voting Power
    Shares
 Beneficially         -0-
 Owned By Each
   Reporting
  Person With
                ------=========================================================
                  9   Sole Dispositive Power

                      -0-
                ------=========================================================
                 10   Shared Dispositive Power

                      -0-
---------======================================================================
   11    Aggregate Amount Beneficially Owned By Each Reporting Person

         -0-
---------======================================================================
   12    Check Box if the Aggregate Amount in Row (11)
         Excludes Certain Shares*                                 [   ]

---------======================================================================
   13    Percent of Class Represented by Amount in Row (11)

         0.0 %
---------======================================================================
   14    Type of Reporting Person*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 34 Pages

      This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on April 22, 1998 (collectively, with all amendments thereto, the "Schedule 13D"). The Schedule 13D is being filed to reflect the conversion of all of the Reporting Persons' Shares into shares of common stock of Baxter International Inc. and into Contingent Payment Rights, pursuant to the Agreement and Plan of Merger, dated as of February 23, 1998, by and among Baxter International Inc., RHB1 Acquisition Corp. and the Company (the "Agreement and Plan of Merger"). For further information regarding the Agreement and Plan of Merger, including a description of the Contingent Payment Rights, see the Form 8-K filed by the Company with the Securities and Exchange Commission on March 10, 1998.

Item 2. Identity and Background.

      Footnote 1 to Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

      1 Of the Shares reported by FCMLLC on behalf of the Managed Accounts, 0 Shares (equal to approximately 0.0 % of the total Shares currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

Item 3.  Source and Amount of Funds and Other Consideration.

      Item 3 of the Schedule 13D is amended and supplemented by the following:

      The net investment cost (including commissions) is approximately $216,000 for the 24,000 acquired by FCP since the filing of the prior Schedule 13D, approximately $234,000 for the 26,000 Shares acquired by FCIP since the filing of the prior Schedule 13D, approximately $9,000 for the 1,000 Shares acquired by FCIP II since the filing of the prior Schedule 13D, approximately $36,000 for the 4,000 Shares acquired by FCIP III since the filing of the prior Schedule 13D, approximately $18,000 for the 2,000 Shares acquired by Tinicum since the filing of the prior Schedule 13D and approximately $387,000 for the 43,000 Shares acquired by the Managed Accounts since the filing of the prior Schedule 13D.

                               Page 19 of 34 Pages

      The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained by some of the Managed Accounts at Goldman, Sachs & Co.; and (iii) with respect to FCP and Tinicum, from working capital, and/or from borrowings pursuant to margin accounts maintained by FCP and Tinicum at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5. Interest in Securities of the Issuer.

      Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

      A. Farallon Capital Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page and of each other cover page filed herewith and of Footnote 1 hereto is calculated based upon the 20,921,839 Shares outstanding as of January 19, 1998, as reported by the Company in its Form 10-Q for the period ended December 31, 1997, filed with the Securities and Exchange Commission on January 22, 1998.

            (c) The trade dates, number of Shares purchased or transferred and the price per Share for all purchases of the Shares since the filing of the prior Schedule 13D are set forth on Schedule A hereto and are incorporated herein by reference. All of such transactions were open-market transactions or reflect the conversion on May 4, 1998, of each Share into 0.1685 shares of common stock of Baxter International Inc. and into one Contingent Payment Right, pursuant to the Agreement and Plan of Merger, dated as of February 23, 1998, by and among Baxter International Inc., RHB1 Acquisition Corp. and the Company.

            (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes,

                               Page 20 of 34 Pages

                  Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      B. Farallon Capital Institutional Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

            (c) The trade dates, number of Shares purchased or transferred and the price per Share for all purchases of the Shares since the filing of the prior Schedule 13D are set forth on Schedule B hereto and are incorporated herein by reference. All of such transactions were open-market transactions or reflect the conversion on May 4, 1998, of each Share into 0.1685 shares of common stock of Baxter International Inc. and into one Contingent Payment Right, pursuant to the Agreement and Plan of Merger, dated as of February 23, 1998, by and among Baxter International Inc., RHB1 Acquisition Corp. and the Company.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      C. Farallon Capital Institutional Partners II, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP II is incorporated herein by reference.

            (c) The trade dates, number of Shares purchased or transferred and the price per Share for all purchases of the Shares since the filing of the prior Schedule 13D are set forth on Schedule C hereto and are incorporated herein by reference. All of such transactions were open-market transactions or reflect the conversion on May 4, 1998, of each Share into 0.1685 shares of common stock of Baxter International Inc. and into one Contingent Payment Right, pursuant to the Agreement and Plan of Merger, dated as of February 23, 1998, by and among Baxter International Inc., RHB1 Acquisition Corp. and the Company.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Shares. Steyer is

                               Page 21 of 34 Pages
                  the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      D. Farallon Capital Institutional Partners III, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference.

            (c) The trade dates, number of Shares purchased or transferred and the price per Share for all purchases of the Shares since the filing of the prior Schedule 13D are set forth on Schedule D hereto and are incorporated herein by reference. All of such transactions were open-market transactions or reflect the conversion on May 4, 1998, of each Share into 0.1685 shares of common stock of Baxter International Inc. and into one Contingent Payment Right, pursuant to the Agreement and Plan of Merger, dated as of February 23, 1998, by and among Baxter International Inc., RHB1 Acquisition Corp. and the Company.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      E. Tinicum Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Tinicum is incorporated herein by reference.

            (c) The trade dates, number of Shares purchased or transferred and the price per Share for all purchases of the Shares since the filing of the prior Schedule 13D are set forth on Schedule E hereto and are incorporated herein by reference. All of such transactions were open-market transactions or reflect the conversion on May 4, 1998, of each Share into 0.1685 shares of common stock of Baxter International Inc. and into one Contingent Payment Right, pursuant to the Agreement and Plan of Merger, dated as of February 23, 1998, by and among Baxter International Inc., RHB1 Acquisition Corp. and the Company.

                               Page 22 of 34 Pages

            (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      F. Farallon Capital Management, L.L.C.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.

            (c) The trade dates, number of Shares purchased or transferred and the price per Share for all purchases of the Shares since the filing of the prior Schedule 13D are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions or reflect the conversion on May 4, 1998, of each Share into 0.1685 shares of common stock of Baxter International Inc. and into one Contingent Payment Right, pursuant to the Agreement and Plan of Merger, dated as of February 23, 1998, by and among Baxter International Inc., RHB1 Acquisition Corp. and the Company.

            (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham and Moore are managing members of FCMLLC.

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      G. Farallon Partners, L.L.C.

            (a),(b) The information set forth in rows 7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore are managing members of FPLLC.

                               Page 23 of 34 Pages

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      H. Enrique H. Boilini

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Boilini is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      I. David I. Cohen

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      J. Joseph F. Downes

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

                               Page 24 of 34 Pages

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      K. Fleur E. Fairman

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fairman is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. Fairman is a managing member of FPLLC.

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      L. Jason M. Fish

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      M. Andrew B. Fremder

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fremder is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Fremder is a managing member of FCMLLC and FPLLC.

                               Page 25 of 34 Pages

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      N. William F. Mellin

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Mellin is a managing member of FCMLLC and FPLLC.

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      O. Stephen L. Millham

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Millham is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Millham is a managing member of FCMLLC and FPLLC.

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      P. Meridee A. Moore

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

            (c)   None.

                               Page 26 of 34 Pages

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Moore is a managing member of FCMLLC and FPLLC.

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      Q. Thomas F. Steyer

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

            (e) As of May 4, 1998, the Reporting Person is not the beneficial holder of any Shares.

      The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Fish, Fremder, Mellin, Millham, Moore and Steyer may be deemed, as managing members of FPLLC and FCMLLC, to be the beneficial owner of all such Shares. Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham, Moore and Steyer hereby disclaim any beneficial ownership of any such Shares.

                               Page 27 of 34 Pages

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: May 12, 1998

                           /s/ Thomas F. Steyer
                           ----------------------------------------
                           FARALLON PARTNERS, L.L.C.,
                           on its own behalf and as General Partner of
                           FARALLON CAPITAL PARTNERS, L.P.,
                           FARALLON CAPITAL INSTITUTIONAL
                           PARTNERS, L.P., FARALLON CAPITAL
                           INSTITUTIONAL PARTNERS II, L.P.,
                           FARALLON CAPITAL INSTITUTIONAL
                           PARTNERS III, L.P. and TINICUM PARTNERS, L.P. by Thomas F. Steyer,
                           Senior Managing Member


                           /s/ Thomas F. Steyer
                           ----------------------------------------
                           FARALLON CAPITAL MANAGEMENT, L.L.C.
                           By Thomas F. Steyer,
                           Senior Managing Member


                           /s/ Thomas F. Steyer
                           ----------------------------------------
                           Thomas F. Steyer, individually and as
                           attorney-in-fact for each of Enrique H.
                           Boilini, David I. Cohen, Joseph F. Downes,
                           Fleur E. Fairman, Jason M. Fish, Andrew B.
                           Fremder, William F. Mellin, Stephen L.
                           Millham, and Meridee A. Moore.


      The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore, authorizing Steyer to sign and file this Schedule 13D on each person's behalf which were filed with Amendment No. 1 to the Schedule 13D filed with the SEC on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference.

                               Page 28 of 34 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                NO. OF SHARES
                               PURCHASED (P) OR            PRICE
       TRADE DATE               TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        04/23/98                  24,000 (P)               $9.00
        05/04/98                  225,362 (T)              N/A (1)

------------
      1 All of such transfers reflect the conversion of each Share into 0.1685 shares of common stock of Baxter International Inc. and into one Contingent Payment Right, pursuant to the Agreement and Plan of Merger, dated as of February 23, 1998, by and among Baxter International Inc., RHB1 Acquisition Corp. and the Company.

                               Page 29 of 34 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                NO. OF SHARES
                               PURCHASED (P) OR            PRICE
       TRADE DATE               TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        04/23/98                  26,000 (P)               $9.00
        05/04/98                  359,500 (T)              N/A (2)

------------
      2 All of such transfers reflect the conversion of each Share into 0.1685 shares of common stock of Baxter International Inc. and into one Contingent Payment Right, pursuant to the Agreement and Plan of Merger, dated as of February 23, 1998, by and among Baxter International Inc., RHB1 Acquisition Corp. and the Company.

                               Page 30 of 34 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.

                                NO. OF SHARES
                               PURCHASED (P) OR            PRICE
       TRADE DATE               TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        04/23/98                   1,000 (P)               $9.00
        05/04/98                  33,400 (T)               N/A (3)

------------
      3 All of such transfers reflect the conversion of each Share into 0.1685 shares of common stock of Baxter International Inc. and into one Contingent Payment Right, pursuant to the Agreement and Plan of Merger, dated as of February 23, 1998, by and among Baxter International Inc., RHB1 Acquisition Corp. and the Company.

                               Page 31 of 34 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                NO. OF SHARES
                               PURCHASED (P) OR            PRICE
       TRADE DATE               TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        04/23/98                   4,000 (P)               $9.00
        05/04/98                  54,900 (T)               N/A (4)

------------
      4 All of such transfers reflect the conversion of each Share into 0.1685 shares of common stock of Baxter International Inc. and into one Contingent Payment Right, pursuant to the Agreement and Plan of Merger, dated as of February 23, 1998, by and among Baxter International Inc., RHB1 Acquisition Corp. and the Company.

                               Page 32 of 34 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.

                                NO. OF SHARES
                               PURCHASED (P) OR            PRICE
       TRADE DATE               TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        04/23/98                   2,000 (P)               $9.00
        05/04/98                  24,200 (T)               N/A (5)

------------
      5 All of such transfers reflect the conversion of each Share into 0.1685 shares of common stock of Baxter International Inc. and into one Contingent Payment Right, pursuant to the Agreement and Plan of Merger, dated as of February 23, 1998, by and among Baxter International Inc., RHB1 Acquisition Corp. and the Company.

                               Page 33 of 34 Pages

                                   SCHEDULE F

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                NO. OF SHARES
                               PURCHASED (P) OR            PRICE
       TRADE DATE               TRANSFERRED (T)          PER SHARE
                                                  (including commission)

        04/23/98                  32,000 (P)               $9.00
        05/04/98                  560,400 (T)              N/A (6)


        04/23/98                   1,000 (P)               $9.00
        05/04/98                  14,300 (T)               N/A (6)


        04/23/98                  10,000 (P)               $9.00
        05/04/98                  93,700 (T)               N/A (6)

------------
      6 All of such transfers reflect the conversion of each Share into 0.1685 shares of common stock of Baxter International Inc. and into one Contingent Payment Right, pursuant to the Agreement and Plan of Merger, dated as of February 23, 1998, by and among Baxter International Inc., RHB1 Acquisition Corp. and the Company.

                               Page 34 of 34 Pages